UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 18, 2011 (January 15, 2011)

WAYNE SAVINGS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

151 N. Market St., Wooster, Ohio	44691
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (330) 264-5767

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Effective January 15, 2011, Wayne Savings Community Bank (the “Bank”) the wholly-owned subsidiary of Wayne Savings Bancshares, Inc. (the “Company”), entered into an employment agreement with Rodney C. Steiger, President and Chief Executive Officer of the Bank.

The term of the agreement with Mr. Steiger is two years unless terminated earlier in accordance with the terms of the agreement and provides for a base salary of not less than $200,000 per year.  The agreement is subject to an annual review by the Bank’s board of directors and may be renewed for successive one year terms within the board’s sole discretion.  The agreement provides, in certain circumstances related to termination, severance pay in an amount equal to two times the sum of: (i) the highest annual rate of base salary paid to the executive at any time under the agreement; (ii) the greater of (x) the average annual cash bonus paid to the executive with respect to the two completed fiscal years prior to the termination, or (y) the cash bonus paid to the executive with respect to the fiscal year ended prior to the termination; and (iii) the value of the employer matching contributions made on the executive’s behalf in the Bank’s 401(k) Retirement Plan and the value of the employer contribution or allocation made on the executive’s behalf in the Bank’s Restated Employee Stock Ownership Plan, without any cutback for purposes of Section 280G under the Internal Revenue Code.

For additional information, reference is made to the agreement included as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)           The following exhibits are included with this Report:

Exhibit No.	Description
10.1	Employment Agreement between Wayne Savings Community Bank and Rodney C. Steiger, dated as of January 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WAYNE SAVINGS BANCSHARES, INC.

By:	/s/ H. Stewart Fitz Gibbon III

Name:	H. Stewart Fitz Gibbon III
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Date:  January 18, 2011